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                                                               EXHIBIT 99h(viii)

                               FIRST AMENDMENT TO
                      TRANSFER AGENCY AND SERVICE AGREEMENT

     Pursuant to the Transfer Agency and Service Agreement between HARTFORD SERIES FUND, INC. and HARTFORD INVESTORS SERVICES COMPANY LLC dated as of March 1, 2003, HARTFORD EQUITY INCOME HLS FUND is hereby included as a new series in accordance with Section 10 of the Agreement. All provisions in the Agreement shall apply to Hartford Equity Income HLS Fund.


                               HARTFORD SERIES FUND, INC.
                               ON BEHALF OF:
                               Hartford Equity Income HLS Fund

                               By:
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                               HARTFORD INVESTORS SERVICES COMPANY LLC


                               By:
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